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                                                            Exhibit 10. (iii)


                      MANHATTAN MINING PROPERTY AGREEMENT



This Agreement is entered into this second day of March, 1989, by and between Argus Resources, Inc., a Nevada corporation, Argus Mines, Inc., a Nevada corporation, hereinafter referred to collectively as "Argus," and Nevada Manhattan Mining, Incorporated (formerly Epic Enterprises Ltd.), a Nevada corporation, hereinafter referred to as "Manhattan."

        WHEREAS, "Argus" is the owner in fee simple of certain mining claims which have been located within the Manhattan Mining District and as further specified in the "Lease and Option to Purchase Agreement" executed November 15, 1982, as shown in Exhibit 2 of the "Mining Agreement" dated April 4, 1987, and as amended on February 1, 1983; and

        WHEREAS, "Argus" has leased said mining claims with an option to purchase to Anthony C. Selig, Anthony C. Selig as Trustee of Anthony C. Selig and Associates, and Dixie Exploration Corporation, hereinafter referred to collectively as "Selig"; and

        WHEREAS, "Selig" has sub-leased the property and assigned the option to purchase to "Manhattan;" and

        WHEREAS, additional disputes have arisen between the parties pursuant to the terms of the lease agreement; and

        WHEREAS, the parties are desirous of resolving said disputes;

        NOW THEREFORE, in mutual consideration of the promises of the parties and other valuable consideration, receipt of which is hereby acknowledged, "Argus" and "Manhattan" hereby agree as follows:

  1. "Manhattan" shall pay to "Argus" the sum of $25,000.00 concurrent with the execution of this Agreement.

  2. "Manhattan" shall pay to "Argus" the additional sum of $165,000.00 at nine percent (9%) interest per annum in equal monthly installments of $7,500.00 or more per month until the entire remaining balance is paid in full; all payments are due on or before the fifteenth day of each month beginning with the payment due on April 15, 1989.

  3. Payment date is the date by which payment must be received by "Argus." There shall be a five (5) day grace period before any payment is considered to be late and in default per Paragraph 4, below.

  4. Providing there is no default in the payment of any installment due, there will be no late fee; however, in the event of a default in the payment of any installment due, a $375.00 late fee shall be charged for each and any payment that is late from the date of this Agreement until the remaining balance is paid in full.

  5. "Manhattan" hereby warrants that its total number of outstanding shares of stock is less than 15.6 million shares and further warrants that there are no more than 50 million shares presently authorized.

  6. "Manhattan" further warrants that of the about 15.6 million shares that are presently outstanding, no more than 1.5 million of said shares are free trading.

  7. "Manhattan" shall further cause the issuance of one (1) million shares of restricted stock of "Manhattan" within ten (10) calendar days of the execution of this Agreement to be issued to Argus




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working days after "Manhattan's" merger is completed.

        8. Upon receipt of all sums of money set forth in Paragraph 1, above, together with the stock described in Paragraph 7, above, and the written agreement set forth in Paragraph 14, below, "Argus" shall cause an undivided Forty percent (40%) interest in the claims presently shown in the above referenced "Lease and Option to Purchase Agreement" executed on November 15, 1982, as amended on February 1, 1983, and any and all claims listed in the "Mining Agreement" of April 4, 1987 to which "Argus" has any rights or interest to be deeded to "Manhattan."

        9. "Manhattan" agrees to accept title of the property by Corporation Quit Claim deed subject to any exceptions to marketable title which exist as of the interim binder issued by First American Title Company of Nevada dated February 19, 1988; "Manhattan" further acknowledges that it is accepting title to the said property in an "as is" condition except as set forth in Paragraph 10, below.

        10. "Argus" warrants that "Argus" will deliver marketable title when the property is conveyed to "Manhattan" of all the claims listed in the "Lease and Option to Purchase Agreement" executed on November 15, 1982, as amended on February 1, 1983, and all other claims to which it has any rights or interest as described herein.

        11. "Argus" and "Manhattan" further acknowledge that "Manhattan" may wish to purchase title insurance at "Manhattan's" expense upon a portion of said claims in order to insure their interest in the title to said claims.

        12. "Manhattan" shall convey to "Argus" a security interest through a Note and Deed of Trust in said mining claims conveyed to "Manhattan" by "Argus" to secure payment of the remaining balance due to the sums set forth above by "Manhattan" to "Argus" and said Deed of Trust and shall be recorded immediately following the recordation of the Corporation Quit Claim deed transferring the property by "Argus" to "Manhattan." The trustee for this Deed of Trust shall be First American Title Company of Nevada.

        13. "Argus" further acknowledges that "Manhattan" has certain financial obligations to "Selig" and others pursuant to the terms of the "Mining Agreement" dated April 4, 1987, which Argus ratified; "Argus" grants to "Manhattan" the authority to collaterally assign its interest in fee title to "Selig" to secure any payments due and owing to him.

        14. "Manhattan" further agrees that it will cause "Selig" or any assignee to release in writing any interest he has pursuant to the terms of the existing "Lease and Option to Purchase Agreement" dated November 15, 1982, and any amendments thereto.

        15. Within forty eight (48) months from the date of this Agreement, "Manhattan" shall invest and/or cause to be invested by an operator a minimum of $1,000,000.00 in the exploration and development of the property described herein by reference upon the following minimum investment schedule:

                A. $100,000 within the first twelve (12) month period including a geo-magnetic survey upon said property; "Manhattan" further covenants that all surveys and assays shall be conducted by licensed and certified surveyors and assayers.

                B.  $250,000 within the second twelve (12) month period.

                C.  $250,000 within the third twelve (12) month period.

                D.  The balance, a maximum of $400,000 within the fourth twelve
(12) month period.

        16. "Manhattan" is responsible for all annual assessment work and property taxes on the mining claims, and this expense may be included in the investment required in Paragraph 15, above. Further, said minimum investment schedule shall be governed by Paragraph 20, below.

        17. "Manhattan" shall be the operator of the above described and referenced property for a period of



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not less than four (4) years from the date of this Agreement providing said property is operated and put in production as those terms are used in the industry, pursuant to specific programs and guidelines to be jointly agreed upon by "Argus" and "Manhattan."

        18. "Manhattan" shall be responsible for causing the payment of all installments on the note, initial drilling, exploration and development costs until this project is in production or, alternatively, until it ceases to be the operator. Once in production, normal operating costs will be deducted from gross receipts before division of revenues by the parties.

        19. "Argus" shall be entitled to receive sixty percent (60%) of the operating income from the property and "Manhattan" shall be entitled to receive forty percent (40%) of the operating income from the property. In the event of a joint venture with a mining company/operator, both "Argus" and "Manhattan" agree that if a reduction in their percentage ownership interests is necessary, both parties will reduce their holdings proportionately. Both parties agree to negotiate such a situation in good faith and in a timely manner. If both parties cannot agree, they shall pick a mutually agreeable third party, or arbitrator, to negotiate same within thirty (30) days thereafter.

        20. The parties further acknowledge that in the event of a default by "Manhattan" in the payments due to "Argus" under the terms of this Agreement, "Argus" shall immediately instruct the trustee to institute foreclosure proceedings against "Manhattan" per Nevada statutes.

        21. Upon execution of this Agreement, "Argus" and "Manhattan" hereby mutually release all of their officers, directors, shareholders and assigns from any and all claims against the other, whether known or unknown; it is the express intention and understanding of "Argus" and "Manhattan" to resolve all past disputes between them pursuant to the terms of the Agreement set forth herein and for the consideration set forth herein.

        22. "Manhattan" agrees that at such time as it may obtain rights and title to any or all of the mining claims which it is purchasing from "Selig" pursuant to the "Mining Agreement" dated April 4, 1987, it shall deed a sixty percent (60%) undivided interest in said claims to "Argus" by Corporation Quit Claim Deed.

        23. "Argus" and "Manhattan" expressly agree that the total of monies due and payable to "Argus" by "Manhattan" under the terms of this Agreement are all of the monies owed to "Argus."

        24. The parties expressly declare that time is of the essence for all payments due and owing from "Manhattan" to "Argus" under the terms of this Agreement.

        25. This Agreement shall be interpreted and construed under and by virtue of the laws of the State of Nevada.

        26. Any modification to this Agreement shall only be made by a writing executed by "Argus" and "Manhattan."

        27. The contents of this Agreement may not be disclosed to any third party until such time as "Manhattan" has complied with Paragraph 14, above.

        28. In the event suit is necessary to enforce any provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees.

        29. Any notices sent pursuant to the terms of this Agreement shall be sent to "Argus" at 1500 East Tropicana Avenue, Suite 110, Las Vegas, Nevada 89119, with a copy to GIBBONS, BERMAN & WOLFSON, 501 South Rancho Drive, Suite G-46, Las Vegas, Nevada 89106.

        30. Any notices sent pursuant to the terms of this Agreement shall be sent to "Manhattan" at 24007

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        30. Any notices sent pursuant to the terms of this Agreement shall be sent to "Manhattan" at 24007 Ventura Boulevard, Suite 260, Calabasas, California, 91302, with a copy to JIMERSON & DAVIS, 701 East Bridger Avenue, Suite 600, Las Vegas, Nevada, 89101.

        31. The signatories to this Agreement acknowledge that they have the full coporate authority to execute this Agreement on behalf of "Argus" and "Manhattan" and further agree to submit certified copies of resolutions of the respective boards of directors approving the terms of this Agreement within three (3) days of the date of execution of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the year and date set forth above.



                                        ARGUS RESOURCES, INC.


                                        /s/ BARRY BROWN
                                        ---------------
                                        Barry Brown
                                        President

                                        ARGUS MINES, INC.


                                        /s/ HANS KRUSE
                                        --------------
                                        Hans Kruse
                                        President


                                        NEVADA MANHATTAN MINING INCORPORATED


                                        /s/ DREW LAMBO
                                        --------------
                                        Drew Lambo
                                        Vice-President